Exhibit 99.1

                    USANA Reports Record First Quarter Sales

     SALT LAKE CITY--(BUSINESS WIRE)--April 20, 2004--USANA Health Sciences Inc.

     --   Net Sales up 51%

     --   Net Earnings up 74%

     --   Company Raises Guidance for 2004

     USANA Health Sciences Inc. (NASDAQ: USNA) today announced its final financial results for the first quarter of 2004 ended April 3, 2004.
     For the seventh consecutive quarter, the company reported record sales. During the first quarter of 2004, USANA achieved net sales of $61.8 million, up 51% from the $40.9 million in net sales reported in the first quarter of 2003. On a constant currency basis, first quarter net sales were up 42% compared to the prior year. The total number of active Associates in the first quarter was 96,000, up 37% from 70,000 reported in the first quarter of 2003.
     Net earnings increased 74% to $6.2 million in the first quarter of 2004 from $3.6 million in the first quarter of 2003. Earnings per share increased for the first quarter to $0.30 per share, compared with $0.17 per share reported during the first quarter of 2003.
     Commenting on the first quarter results, Dave Wentz, USANA's president, said, "Our growing Associate base continues to be the key driver of our increasing sales. We have continued to implement programs to attract and retain Associates, and, as a result, our active Associate base this quarter was up 37% compared with last year. During the first quarter, the North American market, which is our largest market, was particularly strong and allowed us to exceed our original revenue forecasts.
     "We are also encouraged by the early indicators and initial results that we have achieved in Mexico. Mexico is the fourth largest market for direct selling in the world and will be the focus of our new market development for 2004. Our efforts for the second quarter and remainder of 2004 will remain dedicated to driving top-line growth through ongoing efforts to enhance and build Associate leadership in each of our markets," concluded Wentz.
     Gilbert A. Fuller, Chief Financial Officer, noted, "Sales in the first quarter were higher than earlier forecasts due to stronger than anticipated sales in North America, as well as in Singapore, and increased sales from our Wasatch operation. While sales were higher than expected, our earnings were impacted by a three-week delay of selling products in Mexico, the costs associated with registering our products in Mexico and higher than anticipated costs associated with integrating the Wasatch operation. We do not believe that the unanticipated Mexico-related costs will recur as 2004 progresses. The construction efforts at our Wasatch facility are nearly completed and we expect to see margin improvements as we continue in 2004. We also anticipate that we will have our Sense product line fully integrated into Wasatch before year end.
     "For the second quarter, we expect sales to be in excess of $65 million, with earnings per share between $0.32 and $0.34. Based on the better than expected first quarter sales, we have increased our revenue guidance for the remainder of 2004. We now expect sales for the full year 2004 to be in the range of $255-$260 million, with earnings per share at the higher end of our previously forecasted range of $1.35 and $1.40."
     USANA executives will hold a conference call and webcast to discuss this announcement with investors on April 21, 2004 at 9 a.m. EDT. Investors may listen to the call by accessing USANA's Web site at http://www.usanahealthsciences.com and by clicking on the "Investors" icon.

     About USANA

     USANA develops and manufactures high-quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

     Non-GAAP Information

     This press release also includes the following non-GAAP information that the company believes to be material to an understanding of its operating results: (1) the impact of foreign currency translation on net sales, and (2) customer count data.

     Safe Harbor

     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the company's independent Associate network, government regulation of products, manufacturing and marketing, and risks associated with international expansion. Forward-looking statements in this press release include the statements: (1) "We do not believe that the unanticipated Mexico-related costs will recur as 2004 progresses." (2) "... we expect to see margin improvements as we continue in 2004." (3) "We also anticipate that we will have our Sense product line fully integrated into Wasatch before year end."
(4) "For the second quarter, we expect sales to be in excess of $65 million, with earnings per share between $0.32 and $0.34." (5) "We now expect sales for the full year 2004 to be in the range of $255-$260 million, with earnings per share at the higher end of our previously forecasted range of $1.35 and $1.40." The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in USANA's most recent filings with the Securities and Exchange Commission on Form 10-K.


                      USANA Health Sciences, Inc.
                  Consolidated Statements of Earnings
                 (In thousands, except per share data)

                                                Quarter Ended
                                       -------------------------------
                                          29-Mar-03       3-Apr-04
                                       --------------- ---------------
                                         (Unaudited)     (Unaudited)

 Net sales                                    $40,864         $61,775
 Cost of sales                                  9,220          15,058
                                       --------------- ---------------
    Gross profit                               31,644          46,717

 Operating expenses
   Associate incentives                        16,097          23,612
   Selling, general and administrative          9,572          13,262
   Research and development                       334             578
                                       --------------- ---------------

    Earnings from operations                    5,641           9,265

 Other income (expense)                            34             149
                                       --------------- ---------------
    Earnings before income taxes                5,675           9,414

 Income taxes                                   2,100           3,201
                                       --------------- ---------------

 NET EARNINGS                                  $3,575          $6,213
                                       =============== ===============

 Earnings per share -- diluted                  $0.17           $0.30
                                       =============== ===============
 Weighted average shares outstanding --
  diluted                                      21,048          20,853
                                       =============== ===============

                      USANA Health Sciences, Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                             As of          As of
                                            3-Jan-04      3-Apr-04
                                         -----------------------------
                                                          (Unaudited)
ASSETS
   Cash and cash equivalents                   $18,965        $14,861
   Inventories                                  14,069         14,715
   Other current assets                          5,215          5,299
                                         -----------------------------
 Total current assets                           38,249         34,875

Property and equipment, net                     20,195         21,440
   Goodwill                                      4,267          5,687
Other assets                                     2,416          3,075
                                         -----------------------------
 Total assets                                  $65,127        $65,077
                                         =============================


LIABILITIES AND STOCKHOLDERS'  EQUITY

  Accounts payable                               5,215          5,326
  Other current liabilities                     14,704         16,069
Total current liabilities                       19,919         21,395
                                         -----------------------------

Other long-term liabilities                        837            740

Stockholders' equity                            44,371         42,942
                                         -----------------------------
 Total liabilities and stockholders'
  equity                                       $65,127        $65,077
                                         =============================

                      USANA Health Sciences Inc.
                            Sales by Market
                             (in thousands)

                                               Quarter Ended
                                   -----------------------------------
                                        29-Mar-03          3-Apr-04
                                   ----------------- -----------------
                                        (Unaudited)       (Unaudited)
  Region
    United States                    $19,989   48.9%    $27,101  43.9%
    Canada                             9,710   23.8%     12,437  20.1%
    Australia-New Zealand              5,323   13.0%      8,276  13.4%
    Hong Kong                          1,890    4.6%      2,457   4.0%
    Japan                              1,238    3.0%      2,216   3.6%
    Taiwan                             2,714    6.7%      3,729   6.0%
    Korea                                  -    0.0%      1,270   2.1%
    Singapore                              -    0.0%      2,007   3.2%
    Mexico                                 -    0.0%        748   1.2%
    Wasatch                                -    0.0%      1,534   2.5%
                                   ---------- ------ -----------------
                                     $40,864  100.0%    $61,775 100.0%
                                   ========== ====== =================


                      Active Associates by Market

                                                  As of
                                   -----------------------------------
                                        29-Mar-03          3-Apr-04
                                   ----------------- -----------------
                                       (Unaudited)       (Unaudited)
  Region
    United States                     30,000   42.8%     38,000  39.6%
    Canada                            18,000   25.7%     19,000  19.8%
    Australia-New Zealand             10,000   14.3%     13,000  13.5%
    Hong Kong                          4,000    5.7%      4,000   4.2%
    Japan                              2,000    2.9%      4,000   4.2%
    Taiwan                             6,000    8.6%      8,000   8.3%
    Korea                                  -    0.0%      3,000   3.1%
    Singapore                              -    0.0%      4,000   4.2%
    Mexico                                 -    0.0%      3,000   3.1%
                                   ---------- ------ -----------------
                                      70,000  100.0%     96,000 100.0%
                                   ========== ====== =================


                  Active Preferred Customers by Market

                                                  As of
                                   -----------------------------------
                                       29-Mar-03          3-Apr-04
                                   ----------------- -----------------
                                      (Unaudited)       (Unaudited)
  Region
    United States                     29,000   61.7%     34,000  61.8%
    Canada                            14,000   29.8%     16,000  29.1%
    Australia-New Zealand              4,000    8.5%      4,000   7.3%
    Hong Kong                             (a)   0.0%      1,000   1.8%
    Japan                                 (a)   0.0%         (a)  0.0%
    Taiwan                                (a)   0.0%         (a)  0.0%
    Korea                                       0.0%         (a)  0.0%
    Singapore                                   0.0%         (a)  0.0%
    Mexico                                      0.0%         (a)  0.0%
                                   ---------- ------ -----------------
                                      47,000  100.0%     55,000 100.0%
                                   ========== ====== =================

  (a) Count of Active Preferred Customers is less than 500.


    CONTACT: USANA Health Sciences Inc., Salt Lake City
             Riley Timmer, 801-954-7100
             Investor Relations Manager
             investor.relations@us.usana.com